Exhibit 107

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share(1)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(2)
Common Stock, par value $0.001 per share	25,342,150	$22.00	$557,527,300.00	$82,291.03

(1)	The initial effective exercise price of the Warrants (as defined herein) of $22.00 is being used to calculate the registration fee in accordance with Rule 457(g) of the Securities Act of 1933, as amended (the “Securities Act”).
(2)	Calculated in accordance with Rule 457(r) under the Securities Act.